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                                  EXHIBIT 99.1

                   SUPERCONDUCTOR TECHNOLOGIES INC. ANNOUNCES
                             SECOND QUARTER RESULTS

          -NET REVENUE UP 85% AND NET LOSS REDUCED BY HALF VS. Q2 2002-

         SANTA BARBARA, CALIF., AUGUST 7, 2003 -- Superconductor Technologies Inc. (Nasdaq: SCON) ("STI"), the global leader in high-temperature superconducting (HTS) products for wireless voice and data applications, today announced results for the second quarter and six months ended June 28, 2003.

         Total net revenues for the second quarter were $11.3 million, an increase of 49 percent compared to $7.6 million in the first quarter of 2003 and an increase of 85 percent compared to $6.1 million for the second quarter ended June 29, 2002. Net commercial product revenues for the second quarter of 2003 were $8.9 million, an increase of 75 percent compared to $5.1 million in the prior quarter and an increase of 68 percent compared to $5.3 million in the second quarter of 2002. Government and other contract revenue totaled $2.3 million during the 2003 second quarter compared to $785,000 during the year ago period. Approximately $850,000 of this increase is attributable to the acquisition of Conductus, which closed in December of 2002.

         The total net loss available to common stockholders for the quarter ended June 28, 2003 was $3.1 million, including litigation expenses of $660,000. This compares to a net loss of $8.3 million, including litigation expenses of $4.0 million, in the first quarter 2003 and $6.6 million, including litigation expenses of $960,000, for the quarter ended June 29, 2002. The net loss during the second quarter of 2003 was $0.05 per diluted share, compared to a net loss of $0.29 per diluted share in the same quarter of 2002. The net loss available to common stockholders for the second quarter of 2002 included a deemed distribution to preferred stockholders of $590,000.

         "The second quarter was one of solid achievement for STI, in particular for the sales and manufacturing teams," said M. Peter Thomas, STI's president and chief executive officer. "Coming off a victory in our patent infringement lawsuit with ISCO International, we continued to develop our relationships with our carrier customers. We are especially pleased with the progress being made with our most recent top tier customer, buoyed by compelling data from numerous field trials and by excellent performance from our field engineering and installation teams. Our net commercial product revenue increased 75 percent sequentially, and we ended the quarter with a product backlog of $7.1 million. Also, continuing manufacturing efficiency improvements and additional cost reductions led to a significant improvement in gross margin."

         For the first half of 2003, total net revenues increased 76 percent to $18.8 million, vs. $10.7 million for the first half of 2002. Net commercial product revenues for the first half of 2003 were $14.1 million, an increase of 57 percent compared to $9.0 million in the year ago period. The company recorded $4.7 million in government and other contract revenues for the first half of 2003, vs. $1.7 million for the first half 2002. Approximately $2.4 million of this increase is attributable to the acquisition of Conductus, which closed in December of 2002. The net loss available to common stockholders for the first half of 2003 was $11.4 million, including

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litigation expenses of $4.7 million, or $0.19 per diluted share, vs. $12.9 million, including litigation expenses of $1.8 million, or $0.62 per diluted share in the first half of 2002. The net loss available to common stockholders for the first half of 2002 included a deemed distribution to preferred stockholders of $1.2 million.

         At June 28, 2003, STI had $16.8 million in cash and cash equivalents, and $13.9 million in working capital. During the second quarter, STI raised net proceeds of $10.1 million in an equity private placement transaction, which closed on June 25, 2003. The total number of common shares outstanding was 64,939,831 at June 28, 2003.

         "STI enters the second half of 2003 with a strong balance sheet, shored up by the proceeds of our recent equity private placement," continued Thomas. "We are well positioned to capitalize on the increasing demand for network performance enhancement solutions that enable wireless operators to `Do More with Less.' Helping our customers maintain control of their CAPEX and OPEX budgets is keeping STI on track to achieve our goal of profitability in the fourth quarter of this year."

2003 FINANCIAL GUIDANCE

         STI's expectations for commercial revenue growth are dependent on a relatively stable or recovering economic environment and improved wireless carrier capital expenditures in the second half of 2003. Its government revenue expectations are dependent upon acceptance and timing of DARPA-related contracts.

         STI remains confident in its outlook for 2003 based on increasing market acceptance, especially among target customers. STI continues to maintain its guidance of $50 million in net revenues in fiscal 2003, consisting of approximately $40 million in commercial revenue and $10 million in government and other contract revenue. The company continues to make progress on its goal of profitability, which STI expects to achieve in the fourth fiscal quarter. STI expects third quarter net revenues of approximately $14 million.

         Investors are cautioned the guidance above constitutes a forward-looking statement which is made with reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Risks associated with this and other forward-looking statements included in this press release are detailed below, and in STI's SEC filings.

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INVESTOR CONFERENCE CALL

         STI will host an investor conference call today at 2:00 p.m. pacific time, August 7, 2003. The call will be accessible live by dialing 800-572-9829. A 48-hour replay will be available by dialing 800-642-1687, pass code 1881329. The call will also be simultaneously webcast and available on STI's web site at http://www.suptech.com.

ABOUT SUPERCONDUCTOR TECHNOLOGIES INC.

         Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks. STI's SuperLink(TM) Solutions are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates. SuperLink(TM) Rx, the company's flagship product, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-end (CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs.

         Nearly 3,000 SuperLink Rx systems have been shipped worldwide, logging in excess of 30 million hours of cumulative operation. In 2003, STI was named one of Deloitte & Touche's prestigious "Technology Fast 50" companies for the Los Angeles area, a ranking of the 50 fastest-growing technology companies in the area, for the second year in a row.

         SuperFilter and SuperLink are trademarks or registered trademarks of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.

SAFE HARBOR STATEMENT

         The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI's views on future profitability, revenues, market growth, capital requirements and new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," "goals" and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: STI's ability to expand its operations to meet anticipated product demands; the ability of STI's products to achieve anticipated benefits for its customers; the anticipated growth of STI's target markets; unanticipated delays in shipments to customers; and STI's ability to achieve profitability. STI refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements.

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Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

                              - Tables to Follow -

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                        SUPERCONDUCTOR TECHNOLOGIES INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

                                                                     THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                              ------------------------------    ------------------------------
                                                              June 29, 2002    June 28, 2003    June 29, 2002    June 28, 2003
                                                              -------------    -------------    -------------    -------------
Net revenues:
     Net commercial product revenues                          $   5,275,000    $   8,939,000    $   8,982,000    $  14,060,000
     Government and other contract revenues                         785,000        2,292,000        1,694,000        4,742,000
     Sub license royalties                                           10,000           32,000           10,000           41,000
                                                              -------------    -------------    -------------    -------------

          Total net revenues                                      6,070,000       11,263,000       10,686,000       18,843,000

Costs and expenses:
     Cost of commercial product revenues                          6,000,000        6,503,000       10,374,000       11,300,000
     Contract research and development                              549,000        1,548,000        1,200,000        2,933,000
     Other research and development                               1,414,000        1,606,000        2,720,000        3,317,000
     Selling, general and administrative                          4,151,000        4,580,000        8,256,000       12,562,000
                                                              -------------    -------------    -------------    -------------

          Total costs and expenses                               12,114,000       14,237,000       22,550,000       30,112,000
                                                              -------------    -------------    -------------    -------------

Loss from operations                                             (6,044,000)      (2,974,000)     (11,864,000)     (11,269,000)

     Interest income                                                 82,000           36,000          147,000          103,000
     Interest expense                                               (20,000)        (123,000)         (44,000)        (238,000)
                                                              -------------    -------------    -------------    -------------

          Net loss                                               (5,982,000)      (3,061,000)     (11,761,000)     (11,404,000)

Less:
       Deemed distribution attributable to
the preferred stock beneficial conversion
feature                                                            (590,000)               -       (1,186,000)               -
                                                              -------------    -------------    -------------    -------------

Net loss available to common stockholders                    ($   6,572,000)  ($   3,061,000)  ($  12,947,000)  ($  11,404,000)
                                                              =============    =============    =============    =============

Basic and diluted loss per
common share                                                 ($        0.29)  ($        0.05)  ($        0.62)  ($        0.19)
                                                              =============    =============    =============    =============

Weighted average number of common
 shares outstanding                                              22,318,526       60,048,444       20,946,015       59,937,883
                                                              =============    =============    =============    =============

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                        SUPERCONDUCTOR TECHNOLOGIES INC.

                 CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

                                     DECEMBER 31, 2002       JUNE 28, 2003
                                     -----------------       -------------
                                                               UNAUDITED
                                                               ---------
--------------------------------------------------------------------------------
Cash and cash equivalents              $ 18,191,000           $ 16,772,000
--------------------------------------------------------------------------------
Total current assets                     28,498,000             29,689,000
--------------------------------------------------------------------------------
Total assets                             65,326,000             66,945,000
--------------------------------------------------------------------------------
Total current liabilities                11,995,000             15,799,000
--------------------------------------------------------------------------------
Long term liabilities                     3,807,000              2,879,000
--------------------------------------------------------------------------------
Total liabilities                        15,802,000             18,678,000
--------------------------------------------------------------------------------
Total stockholders' equity               49,524,000             48,267,000
--------------------------------------------------------------------------------

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